EXHIBIT 99.2

Transcript of Interview with KCSA Strategic Communications, dated November 9, 2015

Philip Carlson, KCSA: Thank you and welcome to Terra Tech's Third Quarter 2015 Financial Results Conference Call. A replay of this call will be available at smallcapvoice.com and will be archived on the Investors Relations section of the Terra Tech website. Before we begin, please let me remind you that during the course of this conference call, Terra Tech's management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. These risks are outlined in the Risk Factors section of our SEC filings. Any forward-looking statement should be considered in light of these factors.

Please also note, as a Safe Harbor, any outlook we present is as of today and management does not undertake any obligation to revise any forward-statements in the future. With me on the call today are Mr. Derek Peterson, Terra Tech's Chairman and Chief Executive Officer; and Mr. Mike James, Chief Financial Officer. For the Q&A we have received numerous questions from investors and we will answer them following management's comments. With that I would now like to turn the call over to Derek Peterson. Derek, please go ahead.

Derek Peterson, President and CEO of Terra Tech Corp.: Phil thank you very much and also thank you for all the shareholders that took the time to join us today to discuss Terra Tech's 2015 third quarter results, as well as us providing an operational and business update. Today we reported record quarterly revenue of $2 million, an increase of more than 53% as compared to the same quarter last year. We also saw margins increase nearly 500% and the bottom line improve across the board. I am pleased with the progress that we have made on all aspects of our business and we are looking forward to continuing to execute on our long-term growth strategy in the coming quarters. It's becoming kind of clear to us now at this point that this is right time to be in the cannabis business, legal marijuana sales in the U.S. as we've all seen are estimated to be a total about 2.3 billion this year and exceed 10 billion by 2018. Once more, one in two Americans lives in a state where medical legalization is present.

This nascent industry is extremely well positioned for explosive growth as the regulatory landscape continues to evolve. Public opinion as you guys have seen on multiple different polls that have come out including the recent Gallup poll continue to improve and the total addressable market is continuing to expand. The industry is also currently highly fragmented and ripe for disruption as well as consolidation. We have taken strategic steps this quarter to solidify our position at the forefront of the marijuana space. These steps include increasing the visibility in footprint of IVXX brand in cannabis products with further penetrated to California market through introduction of dozens of new cannabis collectives over the past quarter. These include a total of 67 medical cannabis collectives that we added during that quarter, those areas that were located primarily in the Southern California region as well as Orange County and San Bernardino County.

These outlooks are indicative of the market's growing interest in highly -- high quality flowers, joints, concentrates, waxes, shatters and oils et cetera from a brand consumers know and trust, and the size and reach of these large orders are a testament to our long-term strategy with the IVXX brand. During the quarter we also received approvals from Clark County, California for two new medical cannabis dispensaries making Terra Tech one of the largest operators in the state. As of today, IVXX has carried in more than 125 locations and we are continuing to expand on that reach on a daily basis and a weekly basis.

California is currently the marijuana market, anticipated recreational legalization by 2016. This in our opinion creates a potential for the market to possibly double in size. If you have seen Sean Parker from Facebook just recently came out and is backing financially one of the recreational ballot measure that's coming to play for 2016, which is significant paradigm shift from where we were over the past 12 months.

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Looking ahead we are investing into advertising, marketing efforts to continue to raise IVXX brand recognition. Our competitive differentiator is our ability to ensure safe high quality consistent experience with patients which is why IVXX flowers, joins and all of our products rigorously tested by third party testing labs for quality and held of the highest standards of potency, consistency and purity. And we are also confident that the IVXX is positioned to fill the expanse of an untapped market niche here in the state as well as some other states that we are focusing on.

As a vertically integrated cannabis focused agricultural company, we are exposed to the complete lifecycle of the supply chain of medical cannabis from cultivation, processing, bringing products to market, packaging, you name it. Through our unique seed-to-sale system Terra Tech compete manufacturing cost down in order to maintain significant margins and profitability and a core component of this model is our Edible Garden's farm as some of you, our shareholders have had a chance to come out and visit, 5 acre full wet Dutch-style automated hydroponic greenhouse that's located in Belvedere, New Jersey. Our Edible Garden line of products is distributed to a little bit over 1,600 retailers throughout the East Coast as well as the Midwest. And a major accomplishment we have achieved this quarter has been the expansion of the Edible Garden distribution including a 182 Stop and Shop grocery stores throughout the Northeast, that was a significant deal for Edible Garden and it's increased our distribution reaches and our brand recognition throughout the state.

We are continuing to build our Edible Garden farm through introduction of new products and integration of additional technology. As an example, we have implemented an environmental controller that allows us to be able to control the cultivation, control lighting, carbon dioxide levels, humidity levels, all the different parameters that we need to be able to maintain in order to have a proper cultivation environment we can do it from a mobile device. As we are implementing a lot of these technologies in our cannabis cultivation as well. We believe that the increased incorporation of this technology can make indoor agriculture more environmentally friendly which is a significant focus for us, especially on the cannabis side as well as add value to the industry as a whole through data analytics. That's the most important piece as we can go back and review a cycle of cultivation and see what we did right or see what we did wrong and continue to replicate that which brings a measure of consistency to our products that we are generating.

Also during the quarter our Edible Garden farm received a Global Food Safety Initiative, that's GFFI certification its prestigious differentiator certifying the integrity of the produce that we cultivate. Our operational expertise and major third party validation of our infrastructure allows us to deliver consumers a product they can trust. And this philosophy of integrity, name, brand, recognition and quality aligns with our goal of becoming the industry's most trusted purveyor of premium products.

And turning now a little bit to the progress to-date in Nevada which seems to be where we get most of our questions. In September we announced the timeline for the eight medical cannabis provisional operational certificates that we've secured. As of today we are on track to launch our IVXX brand in early 2016 as we continue to execute on our strategic objectives and operational milestones to ultimately cultivate and produce IVXX branded flowers, joints, shatters, waxes and oils in our own facilities.

To accomplish this we are on schedule to open four new dispensaries, two cultivation facilities and two extraction and production facilities. It's also important that you note that the new cultivation facilities which are scheduled to open during the first quarter of 2017 are going to be modeled off of our plan to improve our operating efficiencies, energy consumption and productivity. If successful, the Nevada cultivation facility may increase production up to 30% and reduce our energy costs more than 60% which will ultimately allow us to have a better -- or more manageable gross margin.

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So we are actually using the cultivation facility for produce and using those same technologies and approaches to make sure that we are cultivating our cannabis production in an environmentally friendly way as well as a low carbon footprint mentality.

I remain confident that Nevada is an attractive market for us for a number of reasons. We won approval from Clark County to build and operate medical marijuana operations in the state. We have also been working hard to take advantage of the opportunity to be one of the first movers in the market. Most importantly Nevada is one of the only states in the country as some of you know that recognizes patient status from non-residents. This means that multi-state reciprocity allows an individual residing in the State of -- say Oregon for example to obtain safe regulated access to medical cannabis in the State of Nevada. Therefore we feel the total market opportunity in Nevada is substantially more significant to that if any state in the country, and this adventitious regulatory landscape makes Nevada a pretty attractive market for us and we've taken several steps to make sure we increase Terra Tech's penetration in this entire space.

As a major tourist destination, some of you may know that Nevada sees almost 40 million tourists per year within a few square miles. More than 30% of those tourists though come from California, a legal state. We believe that tourism is going to be a significant growth driver of the medical cannabis industry in Nevada and our expanded retail footprint enables us to meet that demand. So while we are awaiting the completion of our cultivation facilities we are introducing the IVXX brand in Las Vegas, Reno and Clark County to cop up -- to capitalizing, sorry, on the current thriving wholesale market.

Overall, new dispensaries and cultivation center all which are located 1 mile from the strip, give or take in each direction, we think this favorably positions us for long-term growth. They also further expand the footprint of our IVXX brand as we look to cultivate relationships within the broad network of retailers in Nevada. So it's the best of both worlds. We will be able to push our IVXX brand through our own retail store penetration in the state but we will also be able to wholesale this brand through multiple retailers through all areas of the State of Nevada. And the beauty of that with all the people that we have coming from different states is instance brand recognition for us for patients that are coming in from State of Washington or Oregon or wherever they happen to be travelling in from. So we are going to get broad national penetration just from our growth and expansion efforts in Nevada alone.

Additionally Nevadan voters, you may or may not have seen, will get their chance to legalize recreational marijuana in November. Under the initiative, existing medical marijuana facilities and liquor distributors will be the first in line to sell legal cannabis if voters approve the measure. We feel as though it has a high probability to pass.

A major milestone this quarter was California Governor Jerry Brown signing the three bills that comprise the Marijuana Regulation and Safety Act. These three bills establish a Bureau of Medical Marijuana Regulation scheduled to go in effect into 2018.This historic legislation creates a formal structure and framework for the state to issue permits, tax and regulate the medical marijuana industry. It also lays the groundwork for for-profit medical cannabis operations in California. These are true milestones for a 20 year old industry as they mark the beginning of a new era for IVXX brand, Terra Tech and the medical cannabis sector as a whole.

When they go effect, Terra Tech subsidiary IVXX will no longer be required to operate on a not-for-profit basis we are going to be able to operate as a for-profit entity. We think perhaps as early as 2016 we spoke to Bonta [ph], the office and that's what they are going for us to file an amendment to make sure that we can operate as a for-profit sometime in 2016. We will make sure we keep everybody updated on the progress there.

Up to this point we have been strategically laying the groundwork for profitability by increasing the visibility of IVXX, building out our infrastructure within the not-for-profit space which has given us a competitive head start.

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We will now be able to monetize these investments which will be a big transition for us. Overall 2016 will be a pivotal year as we continue to see additional regulatory measures, legalization, decriminalization of marijuana in new markets. We will evaluate the entries in new markets as appropriate on a case-by-case basis. However our efforts and resources are currently focused primarily on developing California and Nevada, two of the largest markets we feel in the entire country.

On the corporate side, in September, we announced Terra Tech's uplifting to the OTCQX Best Market. It's a decision we believe will contribute to the creation of additional liquidity, will broaden our existing shareholder base and elevate the visibility of our investment opportunity among new investors.

We also recently made a strong addition to our Board of Directors earlier this month. We welcomed Ken Krueger, a finance industry veteran with nearly five decades of consulting experience. He brings also a significant entrepreneurial business management and political expertise to Terra Tech which will be instrumental as he helps guide us on a path toward continued growth.

Mr. Krueger's addition is part of our effort to increase the independence of our Board as well as build more effective corporate governance programs which is something we have been promising everybody for a long time. This includes the addition of several committees, an audit committee, a compensation committee and a governance and nominating committee as well as the adoption of a new Code of Ethics. These corporate governance policies are important steps in building a comprehensive and effective compliance program and will also help us achieve long-term goal of uplifting to the NASDAQ. Until then we are doing everything we can to ensure Terra Tech upholds the highest level of transparency and integrity to our shareholders.

And with that, I will turn the call over to Mike James who will run over some of the financial highlights for the quarter.

Michael James, CFO of Terra Tech Corp: Thank you Derek and good afternoon everyone. I will now provide you with a summary of our third quarter 2015 results. For the more detailed results, please refer to the press release we issued earlier today which is posted on our website along with the Form 10-Q filed with the Securities and Exchange Commission.

In addition, please note that we compile our financials under U.S. GAAP including our non-operating expenses. Revenue for the third quarter of 2015 increased to $2 million a 53.5% increase compared to $1.3 million a year ago.

Revenue for the nine months ended September 30, 2015 was 7.8 million, a 39.7% increase compared to 5.6 million a year ago. Our gross margin for the quarter was 18.3% compared with 5.2% for the previous quarter and 4.9% for the third quarter of 2014.

SG&A expenses for the quarter totaled 2.1 million compared to 3.4 million last quarter and $8 million a year ago. The decrease was primarily due to an increase in depreciation of the Edible Garden CapEx, an increase in IVXX advertising, an increase in allowance for doubtful accounts and an increase of consultant fees related to our proposed cannabis business in Nevada.

Additionally, we reported lower business permit fees, legal and accounting expenses and warrant expense compared to the same period last year which also contributed to the decrease in SG&A expenses for the quarter.

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Third quarter loss was $2 million or a loss of $0.01 per basic and diluted share compared to a loss of $9.5 million or a loss of $0.05 per basic and diluted share in the third quarter of 2014. The primary reason for the improvement in the net loss are related to an increase in revenue, a decrease in cost of goods sold as a percentage of revenue, a decrease in the SG&A expenses and a reduction in the issuance of convertible debt and warrants.

Net loss for the nine months ending September 30, 2015 was 6.8 million or a loss of $0.03 per basic and diluted share compared to a loss of 18.9 million or a loss of $0.11 per basic and diluted share for the same period last year.

Now turning to the balance sheet. Our cash balance at the end of the quarter stood at 1.4 million compared to approximately 846,000 as of December 31, 2014. Debt as of September 30, 2015 amounted to approximately 1.5 million, a decrease of approximately 3.1 million compared to approximately 4.6 million as of December 31, 2014.

Stockholders' equity for the third quarter of 2015 amounted to 5.1 million, an increase of 3.9 million compared to 1.2 million as of December 31, 2014. Total revenues generated from IVXX sales for the third quarter of 2015 totaled 420,000, a 229.5% increase from the second quarter of 2015.

Now I would like to turn the call back over to Derek for some closing comments.

Derek Peterson, President and CEO of Terra Tech Corp.: Mike, thank you. So in summary everybody, we are experiencing growing activity across all of our business lines, increased interest on our IVXX brand from customers throughout the West Coast, we are also increasing the visibility and penetration in the market of our Edible Garden brand. And looking ahead we are on track with our goals for the year and don't have any significant capital concerns at this point. We have an improved equity line that we are using to fund the company and we have been able to take care of our operations as well as our build outs, specifically the build out in infrastructure in Nevada.

However it's important to understand that we are strategically positioning ourselves to take advantage of the current and potential opportunity in the market, both today and the future.

With that, I would like to open up the question-and-answer period, turn the call back over to Phil and we will hopefully answer some of the questions and concerns that shareholders may have.

Philip Carlson, KCSA: Okay, and thank you Derek. First question, when will IVXX be for-profit in California, January 1, 2016?

Derek Peterson, President and CEO of Terra Tech Corp.: Thanks Phil. So we don't actually know yet. As I said on the call we reached out proactively to Bonta who is the author of 266 and talked to his staff and his office. Most of the regulatory environment is going into place in 2018. What they said to us is they are looking to phase in the for-profit piece sometime in 2016 which is obviously a huge positive for us from that perspective. The beauty of these bills, as they repeal the necessity or the obligation to operate as a not-for-profit that was listed in Senate Bill 420 which is where California has been operating for the last 20 years. So that's the huge step forward. So whether it's 2018, 2017, 2016, sooner the better obviously, but it's something they are focused on and that portion of the regulatory legislation may phase in a lot earlier than the rest.

Philip Carlson, KCSA: Okay. Will IVXX be licensed out to other states coming online for medical/recreational cannabis?

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Derek Peterson, President and CEO of Terra Tech Corp.: Okay, that's a good question so I guess that we're focused on a lot of different markets, California obviously because it's the largest. Nevada we think is going to be somewhere between two and three because of the multistate reciprocity. Those are the areas where we want to own our own facilities, produce our own product. But for brand expansion there are some areas where we can't do business and you know Colorado at least at this point's a great example. Colorado they have a residency requirement. As a publicly traded company we can't actually own a business there and be in compliant with the meds. So places like that in Oregon and Washington, the places that residency requirements we're looking at doing some licensing deals. So we are in talks and negotiations with different entities in different marketplaces to make sure we get that broader brand expansion.

Those relationships may not be as accretive as producing our own product and selling it but we're making sure we put together a promising business model that we can enter new markets that we can't own in right now. We hope to get penetration, we hope legislation changes down the line and opens up, so build some brand equity right now, build some brand penetration, get those relationships in place and then if the legislations which is you know three-four-five years down the line we'll have the ability to actually own those entities outright. So we are focused on that as a kind of a bifurcated branding expansion approach for the IVXX brand.

Philip Carlson, KCSA: Great, has the second extractor been sourced for Southern California operations?

Derek Peterson, President and CEO of Terra Tech Corp.: Yes, we were looking at expanding the lab. One of our issues with coming down to Southern California and I said this I think in some prior calls, is one of the reasons we've been pretty successful up in the Bay area with building out our infrastructure and our footprint there is they have a very supportive local government. So we don't get issues with the Fire Department, the Police Department, local community issues and those types of things. Southern California with the exception of say Los Angeles and even in Los Angeles isn't as advanced from that standpoint, they're a little more conservative down here.

So we're looking to open up a lab in Southern California we're just waiting for the right political environment to be able to do so and we want to make sure we have the support of our political leaders. I don't want to open up shop, rub people the wrong way and then deal with the issues of attempting to do that. We're able to deal with our distribution and our production capabilities up in Northern California. We are looking to expand our lab footprint up there, but right now in the supportive environment we are certainly looking through other places in California to cut down on the logistics cost and Southern California being the primary spot.

Philip Carlson, KCSA: showed increased in leasing traditional space in Nevada, is that for IVXX and a new extraction lab, if so what is the timeline to distribute IVXX to those dispensaries in Nevada?

Derek Peterson, President and CEO of Terra Tech Corp.: Mike, you want to cover the first part of that.

Michael James, CFO of Terra Tech Corp.: Yes, I'll do that. Last year we started renting the locations in Nevada midyear, this year we have a full year with expense included in the income statement. In addition to that in the third quarter we acquired two acres in Spanish Springs, Nevada which is in the Reno area for that 344,000 and in the fourth quarter MediFarm One Real Estate acquired a building and land in Reno for a 1,080,000. Terra Tech owns 50% of that. So as we go forward some of the lease cost will come down but they were all for the grow facilities, the labs and the dispensaries.

Derek Peterson, President and CEO of Terra Tech Corp.: And so I'm sorry, what was the second part of that question?

Philip Carlson, KCSA: The timeline to distribute to the dispensaries in Nevada?

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Derek Peterson, President and CEO of Terra Tech Corp.: So, one of the things that we're doing right now and I've spoken about this on some past calls, while we're waiting for our cultivation facilities to be finished, we are working with existing cultivators and we're actually looking at operating within some other people's permitted space where we can actually cultivate in their facilities under our own standards while we're waiting for our production facilities to step up and that was one of our reasons for saying that we're going to be able to get the IVXX brand off the ground in 2016 for wholesale distribution because although we're waiting for our own facilities there is the opportunity to make sure -- to use the footprint that other people have to make sure that we get the product out there as early as possible, so that's a couple of things that we're negotiating right now is not only you know wholesale flower contracts that we can produce from, but at the same time making sure that we can use our own people and operate under our own standards in somebody's else's footprint from a lease standpoint. So we're working on all three strategies right now.

Philip Carlson, KCSA: Great, can you comment on financing for the Nevada projects as well?

Derek Peterson, President and CEO of Terra Tech Corp.: Yes, I mean I touched on that at the closing, so right now we've got the equity line which is you know as the stock price moves around has a value according to that, I think we've got 45 million shares or so, give or take about less, so that's what's been keeping up the flow to making sure we hit our milestones and production budgets and those types of things within the state. Over and above that we have access to additional capital available to us. I don't like to take it till I need it so our thought process is, we'll continue to utilize the equity line, we may take some small tranches here and there depending on what we have coming up but we've done a pretty decent job of layering out the build out expenses over a broader period of time and making sure we don't get hit at any one given time.

So we'll use the equity line for the majority of that if we have something like a building purchase like Mike just talked about or a large equipment purchase, we may do a tranche of financing that's a little bit larger to make sure we can accommodate that and not have to put a bunch of shares out there into the market in a short period of time. We try to be very sensitive to that and make sure we can, whatever we're putting out to the market the market can absorb and we don't put too much weight on the share price. It is our best interest for a higher share price just like it is for our shareholders because we can maximize the utility of the equity line.

Philip Carlson, KCSA: Okay, when will we use our own cultivation centers versus partnerships with existing California growers or are there plans to acquire an existing one?

Derek Peterson, President and CEO of Terra Tech Corp.: So I kind of answered that before, so you know we're still looking for early 2017 for our own cultivation facilities and then right now we're trying to partner with people for both product acquisition but at the same time looking for space and we are in discussions with a few people to lease some of their additional space that they are not utilizing under their permits. And then we are always in the market looking for somebody that may have a turnkey facility that we can add to our permits in the state as well.

So you will begin to see people that entered the race that are just -- they had no intention to operate but they wanted to build something out and sell it off. So there is also the opportunity for us to buy other cultivation permits as well as buy other retail permits and that's something that we are focused on as well.

Philip Carlson, KCSA: Okay. What steps are being taken to add an independent compensation committee and independent Board of Directors?

Derek Peterson, President and CEO of Terra Tech Corp.: Well we just did part of that, so we added the comp committee, I think that was last week the audit committee, the Code of Ethics, we added one independent director and we are in discussions in with more. So we are trying to transition the infrastructure of the company and the fundamental organization of the company to be what's compliant with the NASDAQ uplifting. I said this to people, that's always been a focus and goal of ours and now we are really trying to do the footwork to get our fundamentals in shape to be able to qualify.

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They have both quantitative measures that you need to adhere to as well as some quality measures that you need to adhere to. We are trying to get those quantitative once done in the next quarter. That way we can at least position ourselves to accomplish this sometime in 2016. The qualitative side is still out there, is will the NASDAQ have a company that's dealing in cannabis and touching the plan. That's something that we've had some preliminary discussions with them about doesn't seem to be a primary concern of theirs, but we all know those types of things can change as time goes on, for the positive before the negative. So at the end of the day we are trying to get our fundamentals in order. If they are going to have a qualitative issue, then at least we've got our fundamentals orders in shape. If they don't, then obviously we will be well positioned to execute on that.

Philip Carlson, KCSA: Okay. Any talks about splitting Edible Garden and IVXX protection to shareholders, as everyone knows federal and state intervention could rule in progress?

Derek Peterson, President and CEO of Terra Tech Corp.: Yes, I mean -- so the short answer is no right now. We are trying to build the entity as large as possible. And as you've seen in these financial results, we have done a great job with increasing gross margin which I told everybody as we are focusing on top-line as well as bottom-line improvement. We have been able to accomplish some of that as well. So we are not trying to separate or segregate the company or do any types of spinoffs right now. We want to build a large entity with scale, scope. Edible Garden again is going to be pretty complementary to us. Chris Christie is going to be out of office in New Jersey sometime, and in not too distant future. And when that happens, they have a very supportive legislature there. We feel as though the environment there will fast track pretty quick and we will see an expanded medical program as well as the potential for recreational legalization and we obviously have a great infrastructure there, we'll be able to execute on that quickly.

So we don't want to segment valuable asset like that out. We want to be able to leverage that as much as possible. So as of, we sit right now, we are going to keep the organization collective. And again those risk profiles from state intervention, federal intervention, those types of things have certainly mitigated over the last 12 months.

Philip Carlson, KCSA: Okay. Last question which you just touched on in regards to the NASDAQ uplifting, are there any definitive time table markers that would influence them to give Terra Tech the green light to uplift?

Derek Peterson, President and CEO of Terra Tech Corp.: Well again we are trying to get our fundamentals in order over the next quarter, so say by the end of Q1 we are really trying to have the financials where we need them. You saw a big improvement in shareholders' equity. This filing which we are extremely proud of that and we hope to continue to improve on all of our financial metrics. So as we get all that in shape we are doing the fundamental changes like the independence of the Board and the comp committees and those types of things and the increased corporate governance. So we want all of our ducks in a row by the end of Q1 so that we can put in the application approach to NASDAQ and begin to have those kinds of qualitative discussions.

And we are different from every other company that exists out there in this space. I mean we are touching the plant; we are not on the periphery. We are not a consultant. We are not a website. We are not any of these things. I mean we are a manufacturer and distributor of cannabis, medical cannabis and potentially soon to be recreational cannabis. So there is a certain sensitivity that comes with that. But it's very least that's why we uplifted to the QX for now. We are going to get our fundamental corporate governance stuff, continue to put that in order. We want to make sure that we are right in position for an uplifting. If they will have us, that's the best of all worlds, if now we have to play the waiting game. Again, we want to get those fundamentals in order so that when they are ready we can make that an immediate action or immediate priority.

Philip Carlson, KCSA: Well that concludes the Q&A.

Derek Peterson, President and CEO of Terra Tech Corp.: Alright. Again, from all the management here, the officers and the directors, I wanted to thank Phil of KCSA for organizing the call as well as Stuart Smith. Thank you, Mike James for taking the time and thank you to all of our shareholders. We will be sending out some correspondence before the end of the year to announce some shareholder meetings for early next year. And then again we are going to try to put one together in the fall as well. So we will give additional information as that comes up and once we organize some specific dates. Thank you again everybody for taking the time to listen to our call.

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